Exhibit 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121	858-373-1600	www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300

ir@infosonics.com

ifon@mkr-group.com

INFOSONICS ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER AND APPOINTMENT OF INTERIM CHIEF FINANCIAL OFFICER

SAN DIEGO, CA, December 16, 2009 — InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, today announced Jeffrey Klausner’s decision to step down as Chief Financial Officer effective January 10, 2010. Mr. Klausner has taken a position closer to his residence allowing him to spend more time with his family.  Roger Laungani, the Company’s Corporate Controller since August 2006, has been appointed as InfoSonics’ interim Chief Financial Officer as the Company begins a search for a Chief Financial Officer.

President and Chief Executive Officer Joseph Ram said:  “I am saddened by Jeff’s departure and I respect his decision and motivation to be closer to his family. His oversight and strategic counsel will be missed.  He has done an exceptional job over the past six plus years in managing the company’s financial, accounting, legal, strategic development and operational functions.  Jeff had many accomplishments during his term as CFO, among them building a solid financial team, negotiating and successfully completing a range of business initiatives including acquisitions and strategic partnerships, in addition to our initial public and subsequent offerings.”

“I have enjoyed my years at InfoSonics, and I am proud of what we have accomplished and wish everyone at the company continued success,” Klausner said.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America.  For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.www.verykool.net

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